Novavax Prices Public Offering of Common Stock

Gaithersburg, MD (June 5, 2014)—Novavax, Inc. (Nasdaq: NVAX), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of recombinant nanoparticle vaccines and adjuvants, today announced that it has priced an underwritten public offering of 25 million shares of common stock at a price to the public of $4.00 per share for gross proceeds of approximately $100 million. Novavax expects to receive net proceeds, after deducting the underwriting discount, of approximately $94 million from the offering. In connection with this offering, Novavax expects to grant to the underwriters a 30-day option to purchase up to an additional 3.75 million shares of its common stock. If the underwriters exercise this option in full, Novavax will have offered 28.75 million shares of its common stock.

Novavax intends to use the net proceeds from the offering for general corporate purposes, the advancement of its clinical-stage vaccine candidates and its pre-clinical research programs, manufacturing and process development activities, capital expenditures and other strategic purposes. The offering is expected to close on or about June 11, 2014, subject to the satisfaction of customary closing conditions.

Citigroup and JP Morgan are acting as joint book-running managers of the offering. Piper Jaffray & Co. will act as Lead Manager and FBR and Ladenburg Thalmann & Co. Inc. as Co-Managers.

A preliminary prospectus supplement and the prospectus relating to the proposed offering has been filed with the SEC. The offering may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. When available, copies of the final prospectus supplement and the prospectus relating to the proposed offering can be obtained at the SEC’s website http://www.sec.gov or from Citigroup and JP Morgan, Attention: Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9146; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204.

About Novavax

Novavax, Inc. (Nasdaq: NVAX) is a clinical-stage biopharmaceutical company creating vaccines and vaccine adjuvants to address a broad range of infectious diseases worldwide. Using innovative proprietary recombinant nanoparticle vaccine technology, the company produces vaccine candidates to efficiently and effectively respond to both known and newly emergent diseases.

Forward-Looking Statements

Statements contained in this release, including those relating to the expected closing of the offering, and those statements using words such as “expects” and “intends” are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to successfully complete the offering on terms and conditions satisfactory to us; the possible adverse impact on the market price of our shares of common stock due to the dilutive effect of the securities to be sold in the offering; capital market risks; our ability to raise additional capital when needed; and other risk factors identified from time to time in the reports we file with Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, which are available at www.sec.gov. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

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Contact:	Barclay A. Phillips
SVP, Chief Financial Officer and Treasurer
Novavax, Inc.
240-268-2000